Exhibit 10.2

CONTINUING GUARANTY

by

ELANDIA INTERNATIONAL INC.

as Guarantor

ANZ AMERIKA SAMOA BANK

as Agent for

ANZ AMERIKA SAMOA BANK and ANZ FINANCE AMERICAN SAMOA, INC

Lender

June 8, 2009

i

ii

CONTINUING GUARANTY

THIS CONTINUING GUARANTY (the “Guaranty”) is made as of the 8th day of June, 2009, by ELANDIA INTERNATIONAL INC., a Delaware corporation (“Guarantor”), for the benefit of ANZ AMERIKA SAMOA BANK, an American Samoa corporation as agent (“Agent”) for ANZ AMERIKA SAMOA BANK and ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation (individually and collectively, the “Lender”).

RECITALS

A. American Samoa Hawaii Cable, LLC, a Delaware limited liability company and its wholly-owned subsidiary Samoa American Samoa Cable, LLC, a Delaware limited liability company (individually and collectively, the “Borrower”), Agent and the Lender are parties to that certain Loan Agreement dated as of June 8, 2009 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Lender has agreed to make loans to the Borrower in an aggregate maximum principal amount not to exceed Sixteen Million Six Hundred Seventy-two Dollars ($16,672,000).

B. It is a material condition precedent to the Lender’s obligation to make the loans to the Borrower under the Loan Agreement that the Guarantor enter into this Guaranty.

C. Guarantor is an affiliate of the Borrower, and the proceeds of the loans to be made by the Lender under the Loan Agreement will result in a direct or indirect material economic benefit to Guarantor.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration receipt of which is hereby acknowledged, Guarantor hereby agrees as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETIVE PROVISIONS

Section 1.1 Certain Defined Terms. As used in this Guaranty, the following terms have the following meanings:

“Affiliate” means any Person who, directly or indirectly, controls or is controlled by or is under common control with such Person.

“AICPA” means the American Institute of Certified Public Accountants.

“Agent” means ANZ Amerika Samoa Bank, an American Samoa corporation, and any Successor.

“Business Day” means any day other than Saturday, Sunday or other day on which banks are authorized or obligated to close in Pago Pago, American Samoa.

“Business Unit” means (i) a corporation, partnership or limited liability company, business, business unit, division or product or service line, or (ii) the assets that constitute all or substantially all of the assets of any of the entities or business units described in the preceding clause (i).

“Capital Leases” means for any Person, all obligations of such Person under leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

“Capital Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.

“Collateral” means the property in which any of the Security Documents creates or purports to create a security interest or other lien in favor of the Lender.

“Commitment” means Lender’s obligation to make Loans under the Loan Agreement.

“Default Rate” means a per annum rate equal to eight percent (8%) above the Prime Rate (changing as such Prime Rate changes).

“Dollar” and “$” mean lawful money of the United States.

“EBIT” means, for any period, an amount equal to Net Income for such period plus, the following to the extent deducted in calculating such Net Income, (i) Interest Expense for such period and (ii) all Federal, state, local and foreign income tax expense of Elandia and its Subsidiaries on a consolidated basis for such period.

“EBITDA” means, for any period, an amount equal to EBIT for such period plus, to the extent deducted in calculating Net Income included in calculating such EBIT, all depreciation and amortization expense of Elandia and its Subsidiaries on a consolidated basis for such period.

“Fraudulent Transfer Law” means Section 548 of the Bankruptcy Code of the United States, the Uniform Fraudulent Transfer Act, or any applicable provisions of comparable international, foreign, Federal, state or local law.

“GAAP” has the meaning given in Section 1.3.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Interest Expense” means, for any period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by Elandia and its Subsidiaries on a consolidated basis for such period.

“Lender” has the meaning specified in the Recitals.

“Lien” means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

“Net Income” means, for any period, an amount equal to the net income of Elandia and its Subsidiaries on a consolidated basis for such period.

“Officer’s Certificate” means a certificate executed and delivered on behalf of Guarantor by a Responsible Officer of Guarantor.

“Permitted Liens” means: (i) Liens securing Taxes which are not delinquent or which remain payable without penalty (excluding any Liens imposed pursuant to any of the provisions of ERISA) or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (ii) Liens imposed by law (such as mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s and landlord’s liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iii) Liens arising in connection with worker’s compensation, unemployment insurance and social security benefits which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iv) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money) and customary deposits granted in the ordinary course of business under operating leases; (v) Liens securing surety, indemnity, performance, appeal and release bonds; (vi) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC in favor of banks where the Guarantors or its respective Subsidiaries maintain deposits in the ordinary course of business; and (vii) Liens constituting encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights of way, minor defects, irregularities and rights or restrictions of record on the title or use of real property, which, in the reasonable judgment of the Lender, do not materially detract from the value of such property or materially impair the use thereof in the business and operations of the Guarantors or its respective Subsidiaries.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Prime Rate” means the base rate on corporate loans posted by at least 75% of the United States’ 30 largest banks, commonly known as the U.S. Prime Rate of Interest as published from time to time in the Wall Street Journal.

“Responsible Officer” means, as to Guarantor, any of the Manager, Managing Member, President, the Director, the Vice President, or the Secretary of Guarantor.

“Solvent” means, as to any Person at a particular time, if, at such time both (a) (i) the then fair saleable value of the property of such Person on a going concern basis is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the debts and liabilities of a Person, contingent or otherwise, shall include the amount of all debts and liabilities that are relevant under applicable Fraudulent Transfer Laws, and the assets of a Person shall give effect to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Person pursuant to applicable Law or pursuant to the terms of any agreement (including the Contribution Agreement).

“Subsidiary” means, for any Person, each business entity directly or indirectly controlled by such Person. For the purposes of this definition, “controlled by” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Subsidiary, whether through the ownership of partnership or limited liability company interest, voting securities, by contract, or otherwise.

“Tax” means, for any Person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such Person or on any property, revenue, income, or franchise of such Person and any interest or penalty with respect to any of the foregoing.

“Total Current Assets” means, for any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person.

“Total Current Liabilities” means, for any Person, all liabilities that, in accordance with GAAP, would be classified as current liabilities on the balance sheet of a company conducting a business the same as or similar to that of such Person.

“Total Debt” means, for any Person, all liabilities that, in accordance with GAAP, would be classified as liabilities on the balance sheet of such Person.

“Treasury Management Contract” means any agreement among the Borrower and its Affiliates governing the provision of treasury or cash management services, including, without limitation, deposit accounts, funds transfers, automated clearing house (ACH) transactions, zero balance accounts, concentration accounts, controlled disbursement services and lockbox accounts.

“United States” and “U.S.” each means the United States of America.

Section 1.2 Interpretive Provisions. The rules of construction and interpretation specified in Section 1.2 of the Loan Agreement also apply to this Guaranty and are incorporated herein by this reference. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Loan Agreement.

Section 1.3 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied from and after the date hereof (“GAAP”) and as in effect on the date of application.

ARTICLE 2

GUARANTY

Section 2.1 Guaranteed Obligations. Guarantor hereby irrevocably, absolutely and unconditionally guarantees, jointly with any other guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment to the Lender when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and at all times thereafter, without set off, counterclaim, recoupment or deduction of any amounts owing or alleged to be owing by the Lender to the Borrower, all of the following debts, liabilities, obligations, covenants and duties (collectively, the “Guaranteed Obligations”):

(a) all debts, liabilities, obligations, covenants and duties of the Borrower owing to the Lender now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with the Loan Agreement or any other Loan Document or any of the transactions contemplated thereby and including, without limitation, any interest due thereon, all fees, costs, and expenses incurred by the Lender in connection therewith;

(b) all debts, liabilities, obligations, covenants and duties of the Borrower owing to the Lender now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with any agreement (including any master agreement and any agreement relating to any single transaction) that is an interest rate swap agreement, credit derivative agreement, forward rate contract, commodity swap, commodity option, forward commodity contract, interest rate option, forward foreign exchange contract, cap, floor or collar agreement, currency swap contract, cross-currency rate swap contract, currency option, spot contract, or any other similar agreement, contract, transaction or any combination of any of the foregoing, including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto and including, without limitation, any interest due thereon, all fees, costs, and expenses incurred by the Lender in connection therewith, and termination payments and indemnifications relating thereto;

(c) all debts, liabilities, obligations, covenants and duties of the Borrower to pay or reimburse the Lender for all reasonable expenses including, without limitation, attorneys’ fees (including allocated charges of internal legal counsel), incurred by the Lender in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under any of the documents, instruments and agreements referred to in subsections (a) through (b) above, including, without limitation, all such costs and expenses incurred during any “workout” or restructuring in respect of the loans made under the Loan Agreement and during any legal proceeding, including, without limitation, any proceeding under any applicable international, foreign, Federal, state or local bankruptcy, insolvency or other similar debtor relief laws; and

(d) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against the Borrower of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

This Guaranty is a guaranty of payment and not merely of collection. Guarantor agrees that its obligations hereunder are, and shall be absolute, independent and unconditional under any and all circumstances.

Section 2.2 Guarantors’ Consent. Guarantor hereby consents to all terms and conditions of agreements heretofore or hereafter made between the Lender and the Borrower (including without limitation the Loan Agreement and the other Loan Documents) and further consents that the Lender may without further consent or disclosure and without affecting or releasing the obligations of Guarantor hereunder: (a) surrender, exchange, release, assign, or sell any collateral or waive, release, assign, sell, or subordinate any security interest, in whole or in part; (b) waive or delay the exercise of any rights or remedies of the Lender against the Borrower; (c) waive or delay the exercise of any rights or remedies of the Lender against any surety or guarantor (including, without limitation, rights or remedies of the Lender against Guarantor under this Guaranty); (d) waive or delay the exercise of any rights or remedies of the Lender in respect of any collateral or security interest now or hereafter held; (e) release any surety or guarantor; (f) renew, extend, waive or modify the terms of any Guaranteed Obligation or the obligations of any surety or guarantor, or any instrument or agreement evidencing the same; (g) renew, extend, waive or modify the terms of any Loan Document or any other security agreement, pledge, assignment, deed of trust, mortgage or other security document; (h) apply payments received from the Borrower or any surety or guarantor or from any collateral, to any indebtedness, liability, or obligations of the Borrower or such sureties or guarantors whether or not a Guaranteed Obligation hereunder; and (i) realize on any security interest, judicially or nonjudicially, with or without preservation of a deficiency judgment.

Section 2.3 Guarantor’s Waiver. Guarantor waives any action on delinquency in respect of the Guaranteed Obligations or any part thereof, including any requirement, substantive or procedural, that (a) the Lender pursue any foreclosure action, realize or attempt to realize on any security or preserve or enforce any deficiency claim against the Borrower or any surety or guarantor or any other Person after any realization; (b) a judgment first be sought or rendered against the Borrower or any surety or guarantor or any other

Person; (c) the Borrower or any surety or guarantor or any other Person be joined in any action; or (d) a separate action be brought against the Borrower under the Loan Agreement or any other Loan Document. Guarantor waives and releases all right to require marshaling of assets and liabilities or sale in inverse order of alienation of any security for the Guaranteed Obligations. Guarantor further waives notice of (a) the Lender’s acceptance of this Guaranty or its or their intention to act or its or their actions in reliance hereon; (b) the present existence or future incurring of any Guaranteed Obligations or any terms or amounts thereof or any change therein; (c) any default by the Borrower or any surety or guarantor; (d) the obtaining of any guaranty or surety agreement (in addition to this Guaranty); (e) the obtaining of any pledge, assignment or other security for any Guaranteed Obligations; (f) the release of any surety or guarantor; (g) the release of any collateral; (h) any change in the Borrower’s business, operations, properties, financial condition or prospects; (i) any renewal, extension or modification of the terms of any Guaranteed Obligation or of the obligations or liabilities of any surety or guarantor or any instruments or agreements evidencing the same; (j) any acts or omissions of the Lender consented to in Section 2.2 hereof; and (k) any other demands or notices whatsoever with respect to the Guaranteed Obligations or this Guaranty. Guarantor further waives notice of presentment, demand, protest, notice of nonpayment and notice of protest in relation to any instrument or agreement evidencing any Guaranteed Obligation.

Section 2.4 Guaranty Survives Foreclosure. The Lender, at its option and in its sole discretion, may proceed against any collateral securing any of the Guaranteed Obligations by way of foreclosure or any other lawful remedy for the enforcement of its or their rights, and the obligations of Guarantor under this Guaranty shall survive the Lender’s exercise of any such right or remedy, and shall not be extinguished or impaired thereby. Guarantor hereby waives and relinquishes any claim or defense based upon the exercise by the Lender of any lawful remedy, election of remedies, or discharge of the Borrower’s obligation to pay and perform the Guaranteed Obligations.

Section 2.5 Guarantors’ Knowledge of Borrower’s Economic Conditions. Guarantor represents and warrants to the Lender that it has reviewed such documents and other information as it has deemed appropriate in order to permit it to be fully apprised of the Borrower’s business, operations, properties, financial condition and prospects and has, in entering into this Guaranty made its own credit analysis independently and without reliance upon any information communicated to it by the Lender. Guarantor covenants for the benefit of the Lender to remain apprised of all material economic or other developments relating to or affecting the Borrower, its business, operations, properties, financial condition and prospects. Without limiting the foregoing, Guarantor agrees to enter into such agreements and arrangements with the Borrower as may be necessary to ensure its receipt of notice of such material changes and of periodic financial statements. Guarantor expressly waives any requirement that the Lender advise, disclose, discuss or deliver notice to Guarantor regarding the Borrower’s business, operations, properties, financial condition or prospects or with respect to any default by the Borrower in its performance of the Guaranteed Obligations whether or not knowledge of such condition, operations or default is or reasonably could be in the possession of Guarantor and whether or not such knowledge is in the possession of the Lender before or after the extension of any credit giving rise to Guaranteed Obligations by the Borrower.

Section 2.6 Unconditional Guaranty. The obligations of the Guarantor under this Guaranty are absolute and unconditional without regard to the obligations of any other Person. The obligations of the Guarantor hereunder shall not be in any way limited or effected by any circumstance whatsoever including, without limitation, (a) any act or omission of the Lender consented to in Section 2.2 hereof; (b) the failure to receive any notice, demand, presentment or protest waived in Section 2.4 hereof; (c) any failure by the Borrower or any surety or guarantor or any other Person to perform or comply with the Guaranteed Obligations or the terms of any instrument or agreement relating thereto; (d) any change in the name, purpose, membership units or organization of the Borrower or any surety or guarantor or any other Person; (e) any irregularity, defect or unauthorized action by the Lender, the Borrower or any surety or guarantor or any other Person or any of its respective officers, directors members, managers or other agents in executing and delivering any instrument or agreements relating to the Guaranteed Obligations or in carrying out or attempting to carry out the terms of any such agreements; (f) any insolvency, bankruptcy, reorganization or similar proceeding by or against the Borrower, Lender, Guarantor or any other surety or guarantor or other Person; (g) any setoff, counterclaim, recoupment, deduction, any defense or other right which Guarantor may have against the Lender, the Borrower or any surety or guarantor or any other Person for any reason whatsoever whether related to the Guaranteed Obligations or otherwise; or (h) any other circumstance which might constitute a legal or equitable discharge or defense, in whole or in part, of a surety or guarantor. By signing this Guaranty, Guarantor hereby waives all defenses of a surety to which it may be entitled by statute or otherwise.

Section 2.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall be binding upon Guarantor regardless of how long before or after the date hereof Guaranteed Obligation was or is incurred. Credit may be granted or continued from time to time by the Lender to the Borrower without notice to or authorization from Guarantor regardless of the Borrower’s then-existing financial or other condition. Notwithstanding the foregoing, however, Guarantor may limit its obligations hereunder by delivery of written notice to such effect to the Lender. Such notice will limit Guarantor’s obligations hereunder to (a) Guaranteed Obligations incurred by the Borrower, or arising out of acts or omissions of the Borrower occurring, on or prior to a date five (5) Business Days after such notice is received by Lender; (b) any extensions, renewals, or modifications of such Guaranteed Obligations; and (c) any additional fees and expenses incurred by the Lender (including, without limitation, attorney’s fees and costs) in seeking to enforce or collect such Guaranteed Obligations. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated as the case may be if at any time any payment to the Lender of any of the Guaranteed Obligations is rescinded or must be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of the Borrower, all as though such payment had not been made. In the event this Guaranty is preceded or followed by any other agreement of suretyship or guaranty by Guarantor or others, all shall be deemed to be cumulative, and the obligations of Guarantor hereunder shall be in addition to those stated in any other suretyship or guaranty agreement.

Section 2.8 No Reliance. Guarantor acknowledges that the Lender intends to obtain collateral and other guaranties to secure the repayment of the Guaranteed Obligations. Guarantor represents and warrants to the Lender, however, that in making this Guaranty it is not relying upon the Lender obtaining any guaranty agreements (other than this Guaranty) or any collateral pledged or assigned to secure repayment of the Guaranteed Obligations. Guarantor specifically acknowledges that the Lender’s obtaining any such collateral or guaranty agreements is not a condition to the enforcement of this Guaranty. If the Lender should simultaneously or hereafter elect to attempt to take collateral or additional guaranty agreements to secure repayment of the Guaranteed Obligation and if its or their efforts to do so should fail in any respect including, without limitation, a determination that the agreement purporting to provide such additional guaranty or security interest is invalid or unenforceable for any reason, this Guaranty shall, nonetheless, remain in full force and effect.

Section 2.9 Borrower Indebtedness to Guarantor. Guarantor agrees that if, for any reason whatsoever, the Borrower now or hereafter becomes indebted, liable or obligated to Guarantor, all debts, liabilities and obligations, together with all interest thereon and fees and other charges in connection therewith, and all liens, security interests, charges and other security devices, shall at all times, be second, subordinate and inferior in right of payment, in lien priority and in all other respects to the Guaranteed Obligations, and all liens, collateral assignments, security interests and other security devices securing the Guaranteed Obligations. Without the prior written consent of the Lender, subordinated debts, liabilities and obligations of Borrower, other than intercompany loans and advances, shall not be paid in whole or in part nor will Guarantor cause or permit any Person controlled by Guarantor to accept any payment of or on account of any debts, liabilities and obligations of Borrower, other than intercompany loans and advances, while this Guaranty is in effect; provided that, if an Event of Default under the Loan Agreement occurs and is continuing unremedied beyond all applicable cure periods, the Guarantor agrees that it shall not be paid by Borrower in whole or in part on any intercompany loans or advances until the time when such Event of Default is cured. To the extent necessary to pay and discharge the Guaranteed Obligations in full, Guarantor shall file, in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims that Guarantor may have against the Borrower relating to any debts, liabilities and obligations of the Borrower to Guarantor and will assign to Lender all rights of Guarantor thereunder. If Guarantor does not file any such claim, the Lender, as attorney in fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in the Lender’s sole discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of the Lender’s nominee, authorization to be coupled with an interest. To the extent necessary to pay and discharge the Guaranteed Obligations in full, in all cases, whether in administration, bankruptcy or otherwise, the Person authorized to pay claim shall pay to the Lender the full amount thereof and, to the full extent necessary for that purpose, Guarantor hereby assigns to Lender all of Guarantor’s rights to any payments or distributions to which Guarantor would otherwise be entitled.

Section 2.10 Limitations on Guarantor’s Rights. Guarantor hereby agrees that it will not exercise any rights of subrogation which it may acquire by payment or performance of the Guaranteed Obligations until all of the Guaranteed Obligations shall have been finally and indefeasibly paid in full (other than contingent indemnification obligations) and neither the Lender shall have any commitment to make loans or otherwise extend credit to the Borrower under the Loan Agreement. In the event that the Lender or Guarantor shall receive any payment on account of such rights of subrogation while any Guaranteed Obligations remain outstanding or while the Lender remains committed to make loans or otherwise extend credit to the Borrower under the Loan Agreement, Guarantor agrees to pay such amounts so received to the Lender for immediate application to the outstanding Guaranteed Obligations or, in the Lender’s sole discretion, to be held as cash collateral by the Lender to secure repayment of the Guaranteed Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants to the Lender as follows:

Section 3.1 Existence and Power. Guarantor is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Guarantor is duly qualified to do business in each jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of Guarantor. Guarantor has full corporate power, authority and legal right to carry on its business and operations as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Guaranty and the other Guarantor Documents to which it is a party.

Section 3.2 Authorization. The execution, delivery and performance by Guarantor of this Guaranty and the other Guarantor Documents to which Guarantor is a party, have been duly authorized by all necessary corporate action of Guarantor, do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of Guarantor, except such as have been obtained (certified copies thereof having been delivered to the Lender), do not contravene any law, regulation, rule or order binding on it or its certificate or articles of incorporation and bylaws and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected.

Section 3.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Guarantor of this Guaranty or any other Guarantor Documents to which Guarantor is a party, or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Lender).

Section 3.4 Binding Obligations, Etc. This Guaranty has been duly executed and delivered by Guarantor and constitutes, and the other Guarantor Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

Section 3.5 Litigation. Except as specifically disclosed in Schedule 1 attached hereto, there are no material actions, proceedings, investigations, or claims against or affecting Guarantor now pending before any court, arbitrator, or Governmental Authority (nor to Guarantor’s knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to Guarantor would (a) have a material adverse effect on the business, operations, properties or financial condition of Guarantor and its Subsidiaries taken as a whole, (b) impair or defeat the Lien of the Lender on any material portion of the Collateral or any material rights of Guarantor therein, or (c) result in a judgment or order against Guarantor (in excess of insurance coverage) for more than One Hundred Thousand Dollars ($100,000) in any one case or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.

Section 3.6 Financial Condition.

(a) Pro forma Financial Information. Any pro forma financial information, statements and projections furnished to the Lender by or on behalf of the Guarantor in connection with this Guaranty and the transactions contemplated hereby and thereby, were prepared and furnished to Lender in good faith and were based on estimates and assumptions that were believed by the management of Guarantor to be reasonable in light of then current and foreseeable business conditions of the Guarantor and represented Guarantor’s management’s good faith estimate of the projected financial performance of the Guarantor and its Subsidiaries based on the information available to the Responsible Officers of the Guarantor at the time so furnished.

(b) Financial Statements. The March 31, 2009 consolidated balance sheet of Elandia and its Subsidiaries furnished to the Agent pursuant to Sections 4.8(a) or (b) and (the “Current Balance Sheet”), and the related statements of income and retained earnings of the Guarantor and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to Lender, fairly present the consolidated financial condition of Elandia as at such date, all determined in accordance with GAAP. Since the date of the Current Balance Sheet there has been no material adverse change in the business, operations, properties or financial condition of the Guarantor and its Subsidiaries taken as a whole.

Section 3.7 Solvency. Guarantor is Solvent and shall be Solvent immediately after the consummation of the transactions contemplated by this Guaranty and the other Loan Documents.

Section 3.8 Title and Liens. Guarantor and its Subsidiaries have good and marketable title to each of the properties and assets reflected in the Current Balance Sheet, except such as have been since sold or otherwise disposed of in the ordinary course of business. Guarantor has disclosed any material Liens on its assets through disclosure in publicly-available reports filed with the Securities and Exchange Commission.

Section 3.9 Taxes. Guarantor has filed all tax returns and reports required of it, has paid all Taxes which are due and payable and before they have become delinquent, except for Taxes (a) whose amount is not individually or in the aggregate a Material Amount, or (b) whose amount, applicability or validity is currently being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have been established therefor. The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of Taxes for all fiscal periods to date are accurate, in all material respects. There are no material questions or disputes between Guarantor and any Governmental Authority with respect to any Taxes. As used in this Section 3.9, “Material Amount” shall mean an amount of Two Hundred Thousand Dollars ($200,000) or more or an amount otherwise material to the business, operations, properties or financial condition of Guarantor or the Guarantors and its Subsidiaries taken as a whole.

Section 3.10 Other Agreements. Guarantor is not in breach of or default in any material respect under any material agreement to which it is a party or which is binding on it or any of its assets.

Section 3.11 Subsidiaries. Except as specifically disclosed in Schedule 3 attached hereto, Guarantor does not own any material Subsidiaries. To the extent such information is readily available, Schedule 3 attached hereto accurately sets forth the jurisdictions of incorporation or organization of each Subsidiary of Guarantor, and (a) in the case of a Subsidiary that is a corporation, the authorized capitalization of each Subsidiary, the number of shares of each class of capital stock issued and outstanding of each Subsidiary and the number and percentage of outstanding shares of each such class of capital stock owned by Guarantor, or (b) in the case of a Subsidiary that is a limited liability company or partnership, the number of partnership or membership units of each Subsidiary and the number and percentage of partnership or membership units owned by Guarantor.

Section 3.12 Representations as a Whole. This Guaranty, the other Loan Documents, the financial statements referred to in Section 3.6, and all other instruments, documents, certificates and statements furnished to the Agent or Lender by or on behalf of the Borrower or Guarantor, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Guarantor’s Securities and Exchange Commission filings disclose any and all facts which could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Guarantor or the ability of the Guarantor to perform its obligations hereunder.

ARTICLE 4

AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment under the Loan Agreement or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower and the Guarantors under the other Loan Documents, Guarantor agrees that it will do all of the following unless Lender and the Agent shall otherwise consent in writing.

Section 4.1 Preservation of Corporate Existence, Etc. Guarantor will, and will cause its respective Subsidiaries to, preserve and maintain their existence, rights, franchises and privileges in the jurisdictions of their organization and will, and will cause its respective Subsidiaries to, qualify and remain qualified as foreign corporations, companies or entities in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties, provided, however, that Guarantor may cause certain immaterial subsidiaries to be dissolved.

Section 4.2 Visitation Rights. Guarantor will permit Agent and/or Lender and such Persons as Lender may designate, at any reasonable time, and from time to time, and at Lender’s expense except during the continuation of an Event of Default by Borrower under the Loan Agreement and then at Borrower’s and Guarantor’s expense, subject to execution of appropriate confidentiality agreements, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Guarantor and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower, Guarantor and its Subsidiaries with any of Guarantor’s officers or directors. Without limiting the generality of the foregoing, the Borrower agrees to permit Persons retained by the Agent and/or Lender at any reasonable time, and from time to time, subject to execution of appropriate confidentiality agreements, and at Lender’s expense except during the continuation of an Event of Default by Borrower under the Loan Agreement and then at Borrower’s and Guarantor’s expense, to conduct field audits of the Collateral, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of Guarantor and its Subsidiaries.

Section 4.3 Keeping of Books and Records. Guarantor will, and will cause its Subsidiaries to, keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting in all material respects all financial transactions of Guarantor and its Subsidiaries.

Section 4.4 Maintenance of Property, Etc. Guarantor will, and will cause its respective Subsidiaries to, maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted, and subject to expected life expectancy applicable to particular assets, and will from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved. Guarantor will not take or fail to take any action, or permit any action to be taken by others that are subject to Guarantor’s control which would affect the validity and enforcement of its or its Subsidiaries’ Intellectual Property, or impair the value of such Intellectual Property.

Section 4.5 Compliance With Laws, Etc. Guarantor will, and will cause its respective Subsidiaries to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Guarantor, such Subsidiary or to its or their business, operations or properties, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Lender for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to Guarantor or its Subsidiary.

Section 4.6 Other Obligations. Guarantor will, and will cause its respective Subsidiaries to, pay and discharge before the same shall become delinquent all material Indebtedness, Taxes, and other obligations for which Guarantor or its Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of Guarantor or its Subsidiary, except any thereof whose validity, applicability or amount is being contested in good faith by Guarantor or its Subsidiary in appropriate proceedings with provision having been made to the satisfaction of the Lender for the payment thereof in the event the contest is determined adversely to Guarantor or its Subsidiary.

Section 4.7 Insurance. Guarantor will, and will cause its respective Subsidiaries to, keep in force upon all of its and their business, operations and properties, policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and as shall be reasonably satisfactory to the Lender. Without limiting the generality of the foregoing, Guarantor will, and will cause its Subsidiaries to maintain or cause to be maintained all insurance required under the terms of any Security Document.

Section 4.8 Financial Information. The Guarantors will deliver to the Lender:

(a) Annual Guarantor Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheet of Guarantor and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of revenue and expenses, shareholder’s equity and cash flows for such year, prepared by independent certified public accountants selected by Guarantor and approved by the Agent (which approval shall not be unreasonably withheld or delayed) and accompanied by a review report thereon by such independent certified public accountants which report shall be prepared in accordance with GAAP and the standards of the AICPA and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Guarantor or its Subsidiaries; and

(b) Quarterly Guarantor Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of Guarantor, the consolidated balance sheet of Guarantor and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of profits and losses, revenue and expenses, shareholder’s equity and cash flows for such fiscal quarter, prepared by Guarantor and accompanied by an Officer’s Certificate certifying that such financial statements have been prepared in conformity with GAAP and the standards of the AICPA (subject to year-end audit adjustments and the absence of footnote disclosures) and, in all material respects, present fairly the financial position and the results of operations of Guarantor and its Subsidiaries as at the end of and for such fiscal quarter; and

(c) Other. All other statements, reports and other information as the Lender may reasonably request concerning the financial condition and business affairs of the Guarantor or any of its Subsidiaries.

Section 4.9 Reserved.

Section 4.10 Notification. Promptly after learning thereof, the Guarantor will notify the Lender of (a) any action, proceeding, investigation or claim against or affecting Guarantor or any of its Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to Guarantor’s knowledge threatened to be instituted, which if determined adversely to Guarantor or any of its Subsidiaries would be likely to have a material adverse effect on the business, operations, properties or financial condition of Guarantor, its Subsidiary or the Guarantor and its Subsidiaries taken as a whole, or to impair or defeat the Lien of the Lender on any material portion of the Collateral or the rights of Guarantor or any Subsidiary of Guarantor therein, or would reasonably be expected to result in a judgment or order against Guarantor or any Subsidiary of Guarantor (in excess of insurance coverage) for more than Five Hundred Thousand Dollars ($500,000) or, when combined with all other pending or threatened claims, more than Seven

Hundred Fifty Thousand Dollars ($750,000); (b) any substantial dispute between Guarantor or any Subsidiary of Guarantor and any Governmental Authority would reasonably be expected to cause a material adverse effect; (c) any labor controversy which has resulted in or, to the Guarantor’s knowledge, threatens to result in a strike which would materially affect the business or operations of Guarantor or any Subsidiary of Guarantor; (d) if Guarantor or any member of a Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any “reportable event” as defined in subsection (c)(2) of Section 4043 of ERISA and Guarantor obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (e) the occurrence of any Event of Default or Default; and (f) the occurrence of an event which results in a material adverse change in the business, operations, properties or financial condition of Guarantor or its Subsidiaries taken as a whole. In the case of the occurrence of an Event of Default or Default or the occurrence of an event which results in a material adverse change in the business, operations, properties or financial condition of Guarantor or the Guarantor and its Subsidiaries taken as a whole, the Guarantor will deliver to the Lender an Officer’s Certificate specifying the nature thereof, the period of existence thereof, if applicable, and what action the Guarantor proposes to take with respect thereto.

Section 4.11 Additional Payments; Additional Acts. From time to time, the Guarantor will (a) pay or reimburse the Lender on request for all Taxes (other than Taxes imposed on the net income of the Lender) imposed on this Guaranty and the other Guarantor Documents to which Guarantor is a party; (b) pay or reimburse the Lender on request for all reasonable costs, expenses and fees, including, without limitation, attorneys’ fees (including allocated costs of in-house counsel), incurred by the Lender in connection with the negotiation, preparation and execution of this Guaranty and the other Guarantor Documents to which Guarantor is a party and any and all amendments, waivers, consents and similar documents pertaining hereto and thereto; (c) if requested by the Lender, obtain and promptly furnish to the Lender evidence of all such Government Approvals as may be required to enable Guarantor to comply with its obligations hereunder and under the other Guarantor Documents to which Guarantor is a party and to continue its business and operations as conducted on the date hereof without material interruption or interference; and (d) execute and deliver all such instruments and to perform all such other acts as the Lender may reasonably request to carry out the transactions contemplated by this Guaranty and the other Guarantor Documents to which Guarantor is a party and to maintain the continuous perfection and priority of the Lender’s Lien on all Collateral. The obligations of Guarantor under this Section 4.11 shall survive the payment of the Loans and the termination of this Guaranty.

ARTICLE 5

NEGATIVE COVENANTS

So long as Lender shall have any Commitment under the Loan Agreement or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower and the Guarantor under the other Loan Documents, Guarantor agrees that it will not do any of the following unless Lender shall otherwise consent in writing. The negative covenants under this Article 5 are limited to the South Pacific Subsidiaries of the Guarantor. “South Pacific Subsidiaries” shall mean ASHC, SASC, ASHUC, AST Telecom, Inc., American Entertainment, Inc., Datec (Fiji) Limited and Generic Technology Limited. For the avoidance of doubt, the negative covenants of this Article 5 shall not apply to Guarantor or its Subsidiaries other than its South Pacific Subsidiaries, except as specifically set forth in Section 5.2, 5.3 or 5.4 herein.

Section 5.1 Dividends, Management Fees, Etc. Guarantor shall cause its South Pacific Subsidiaries to not (a) declare or pay any dividend or distribution (except dividends or distributions payable in its Capital Stock) on any shares or units of any class of the respective South Pacific Subsidiary’s Capital Stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of Capital Stock of the respective South Pacific Subsidiary’s Capital Stock, except for dividends and distributions declared and paid by any South Pacific Subsidiary to the Borrower, or (b) make any other distribution or transfer to such South Pacific Subsidiary’s members or stockholders, whether in the form of dividends, distributions, salaries, bonuses, management fees or otherwise, in an amount greater than One Million Dollars ($1,000,000) in any fiscal year of Guarantor, increased annually by the percentage that the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) for Honolulu, Hawaii (Index 1982-84=100) has increased between the end of the 2005 calendar year and the end of the calendar year preceding the calendar year in which the salaries, benefits and bonuses are paid to such members or stockholders.

Section 5.2 Transactions With Affiliates. Guarantor shall not and Guarantor shall cause its respective South Pacific Subsidiaries to not, enter into any transaction with any Affiliate of the Borrower or of the Guarantor, except upon fair and reasonable terms no less favorable to Guarantor or such South Pacific Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Guarantor or such Subsidiary; provided, however, that Guarantor or any of South Pacific Subsidiaries may enter into Treasury Management Contracts with Affiliates of Guarantor under terms that Guarantor or such South Pacific Subsidiary deems reasonable under the circumstances.

Section 5.3 Consolidations and Mergers. Guarantor shall not and Guarantor shall cause its respective South Pacific Subsidiaries to not, liquidate, dissolve or enter into any merger or consolidation with or into, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of, any Person, except: (a) any South Pacific Subsidiary may liquidate, dissolve, merge, consolidate with or into, or transfer any of its assets to Guarantor or any direct or indirect wholly-owned Subsidiary of Guarantor; provided that Guarantor or such wholly-owned Subsidiary shall be the continuing or surviving corporation or company; (b) Guarantor may enter into a merger or consolidation or similar business transaction where Guarantor is the continuing or surviving entity; and (c) Guarantor or any of the South Pacific Subsidiaries may sell, transfer, lease or otherwise dispose of its assets as permitted under Section 5.4.

Section 5.4 Dispositions of Assets. Guarantor shall not and Guarantor shall cause its respective South Pacific Subsidiaries to not, sell, transfer, lease or otherwise dispose of (whether in one or a series of transactions) all or any substantial portion of its businesses or assets or of any Collateral (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except: (a) sales of inventory in the ordinary course of business; (b) Guarantor or any South Pacific Subsidiary may sell, lease or otherwise transfer any of its assets to Guarantor or any direct or indirect wholly-owned Subsidiary of Guarantor; provided that Guarantor or such wholly-owned Subsidiary shall be the continuing or surviving corporation or company, if applicable; (c) Guarantor or any South Pacific Subsidiary may sell obsolete assets or assets no longer used or useful in the business of Guarantor or such South Pacific Subsidiary; provided that the net proceeds from the sale of such assets are paid to the Agent (or Lender) to be applied against the Loans or held by the Agent as cash collateral to secure all obligations of Borrower owed to Agent and Lenders; and (d) for Guarantor and ASHUC only, any sale, lease or transfer of the Excess Cable with prior written notice to the Agent.

Section 5.5 Indebtedness. Guarantor shall cause its respective South Pacific Subsidiaries to not, create, incur or become liable for any Indebtedness except: (a) the Loans; (b) Indebtedness existing as of the date of this Guaranty and reflected on the pro forma balance sheet referred to in Section 3.6(a); (c) current accounts payable or accrued expenses incurred by any South Pacific Subsidiaries in the ordinary course of business; (d) Indebtedness permitted under Section 5.6; (e) intercompany Indebtedness owing by any South Pacific Subsidiaries to Guarantor or any other Subsidiary permitted under Section 5.8; (f) Indebtedness arising under Swap Contracts between Guarantor or any of South Pacific Subsidiaries and the Lender or any Affiliate of the Lender; (g) where debt is in the form of convertible notes, or will become future equity and does not cause the breach of any affirmative covenants; (h) Indebtedness that is incurred and secured by assets held by subsidiaries acquired after 1/01/2007; and (i) for ASHUC only, any Indebtedness related to the Excess Cable with prior written notice to the Agent.

Section 5.6 Guaranties, Etc. Guarantor shall cause its respective South Pacific Subsidiaries to not, assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except: (a) guaranties of any Indebtedness permitted under Section 5.5; (b) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business; (c) with respect to customary indemnification obligations incurred in connection title insurance agreements; (d) with respect to performance, surety, bid, appeal or similar bonds incurred in the ordinary course of business; and (e) obligations existing as of the date of this Guaranty, reflected on the pro forma balance sheet referred to in Section 3.6(a) and in amounts not greater than the amounts referred to therein.

Section 5.7 Liens. Guarantor shall cause its respective South Pacific Subsidiaries to not, create, assume or suffer to exist any Lien on any of its assets except: (a) Liens in favor of the Lender arising pursuant to the Security Documents or as otherwise permitted or required under this Guaranty; (b) Liens securing Indebtedness permitted under Section 5.5; (c) Permitted Liens; and (d) Liens specifically disclosed in Schedule 2 attached hereto.

Section 5.8 Investments. Guarantor shall cause its respective South Pacific Subsidiaries to not, make any loan or advance to any Person or purchase or otherwise acquire the Capital Stock or obligations of, or any other equity or interest in, any Person, or all or substantially all of the assets of any Business Unit or any Person (collectively, “Investments”) or enter into any agreement to do any of the foregoing, except: (a) Investments held in the form of Cash Equivalents; (b) receivables owing to Guarantor or any of its Subsidiaries arising in the ordinary course of business; (c) Investments existing as of the date of this Guaranty, reflected on the pro forma balance sheet referred to in Section 3.6(a) and in amounts not greater than the amounts referred to therein; (d) Investments made by such South Pacific Subsidiary to or in the Borrower; (e) Investments made by the South Pacific Subsidiary in the form of loans and advances to Affiliates of the Borrower under or in connection with Treasury Management Contracts the ordinary course of business; provided that the aggregate principal amount of all such loans and advances does not exceed One Hundred Thousand Dollars ($100,000) at any one time outstanding; and (f) for ASHUC only, Investments relating to the Excess Cable with prior written notice to the Agent.

Section 5.9 Operations. Guarantor shall cause its respective South Pacific Subsidiaries to not, engage in any activity which is substantially different from or unrelated to the present business activities of such South Pacific Subsidiaries nor discontinue any portion of their present business activities taken as a whole which constitutes a substantial portion thereof.

Section 5.10 Securities. Guarantor shall cause its respective South Pacific Subsidiaries to not, issue, sell, or otherwise distribute any Capital Stock, bond, note, debenture or other security, except the South Pacific Subsidiaries may issue notes or other debt instruments evidencing Indebtedness permitted by this Guaranty.

Section 5.11 Accounting Change. Guarantor shall not, and shall cause its respective South Pacific Subsidiaries to not, change its fiscal year end from December 31st and shall not make any significant change in accounting policies or reporting practices other than changes required by GAAP or otherwise required by law.

ARTICLE 6

MISCELLANEOUS

Section 6.1 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay in exercising, any right, power or remedy under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No failure by Guarantor to validly execute and deliver this Guaranty shall prejudice the Lender’s or the Agent’s (or any of their) right to enforce this Guaranty against Guarantor. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of the Lender in the exercise of any right hereunder. The rights and remedies provided herein are cumulative and not exclusive of any right or remedy provided by law.

Section 6.2 Expenses; Default Interest. Guarantor agrees to pay or reimburse the Lender for all expenses, including, without limitation, attorneys’ fees, incurred by the Lender in connection with the preparation, execution and delivery of this Guaranty and the other Guarantor Documents to which Guarantor is a party and of the Lender in connection with its enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty and the other Guarantor Documents to which Guarantor is a party (including, without limitation, all such costs and expenses incurred during any “workout” or restructuring in respect of the loans made under the Loan Agreement and during any legal proceeding, including, without limitation, any proceeding under any applicable international, foreign, Federal, state or local bankruptcy, insolvency or other similar debtor relief laws). If Guarantor shall fail to pay any amount when due hereunder, interest shall accrue on the unpaid amount thereof at the Default Rate from the date the Lender makes demand therefor until repaid in full by the Guarantor; provided, however, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law.

Section 6.3 Notices. All notices and other communications provided for in this Guaranty shall be in writing or (unless otherwise specified) and shall be mailed (with first class postage prepaid) or sent or delivered to each party by facsimile or courier service at the address or facsimile number set forth below, or at such other address as shall be designated by such party in a written notice to the other parties.

If to Guarantor:	Elandia International Inc.
133 Sevilla Avenue
Coral Gables, Florida 33134
Attn: Diana Abril
Facsimile: 786-413-1913

If to Lender:	ANZ Amerika Samoa Bank, as Agent
P.O. Box 3790
Pago Pago, American Samoa 96799
Attn:
Facsimile: 684-633-5057

All notices sent by mail, if duly given, shall be effective three (3) Business Days after deposit into the mails, all notices sent by a nationally recognized courier service, if duly given, shall be effective one Business Day after delivery to such courier service, and all other notices and communications if duly given or made shall be effective upon receipt. In the event Lender in its sole discretion elects to give notice of any action with respect to the sale of collateral, if any, securing the Guaranteed Obligations or any part thereof, Guarantor hereby agrees that ten (10) days prior written notice shall be deemed reasonable notice of any matters contained in such notice.

Section 6.4 Assignment. This Guaranty shall inure to the benefit of the Lender and their successors and assigns. The Lender may at any time assign or otherwise transfer all or any part of its interest under this Guaranty and to the extent of such assignment, the assignee shall have the same rights and benefits against Guarantor and otherwise under this Guaranty (including, without limitation, the right of setoff) as if such assignee were a Lender or the Agent (as applicable). The Lender may assign any or all of the Guaranteed Obligations (including assignments for security and sales of participations) and such assignment shall be deemed to include a corresponding assignment of all or a corresponding part of this Guaranty. This Guaranty shall be binding upon Guarantor and

Guarantor may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of the Lender, and any such assignment or transfer purported to be made without such consent shall be ineffective.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Territory of American Samoa, excluding its conflicts of laws rules.

Section 6.6 Waiver of Right to Trial by Jury. GUARANTOR WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS GUARANTY, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY AND (B) THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

Section 6.7 Consent to Jurisdiction. Guarantor irrevocably submits to the nonexclusive jurisdiction of the High Court of American Samoa in any action or proceeding brought to enforce or otherwise arising out of or relating to this Guaranty or any other Loan Document, hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 6.7 shall impair the right of the Lender to bring any action or proceeding hereunder in the courts of any other jurisdiction.

Section 6.8 Entire Agreement; Amendment, Etc. This Guaranty comprises the complete, final and integrated agreement of the parties hereto on the subject matter hereof and supersedes all prior agreements, written or oral, on such subject matter. This Guaranty may not be amended or modified except by written agreement of Lender and Guarantor, and no provision of this Guaranty may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

Section 6.9 USA Patriot Act Notice. The Lender hereby notifies Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of the Borrower and other information that will allow the Lender to identify Guarantor in accordance with the Patriot Act.

Section 6.10 Set-Off. In addition to any rights and remedies of Lender provided by law, if an Event of Default has occurred and is continuing, the Lender is authorized at any time and from time to time, without prior notice to Guarantor, any such notice being waived by Guarantor to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of Guarantor against any and all obligations owing to Lender, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured.

Section 6.11 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Guarantor Document to which Guarantor is a party, in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Guarantor in respect of any such sum due from it to the Lender hereunder or under the other Guarantor Documents to which Guarantor is a party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender, as applicable, from Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender, as applicable, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender, as applicable, in such currency, the Lender agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable laws).

Section 6.12 Executed in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.13 Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its officer or agent thereunto duly authorized as of the date first above written.

GUARANTOR:	ELANDIA INTERNATIONAL, INC., a Delaware corporation

By
Name:
Title:

Accepted:

ANZ AMERIKA SAMOA BANK, an

American Samoa corporation, as Agent

By
Name:
Title: